Exhibit 3.3
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NANOSPHERE, INC.
     NANOSPHERE, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 30, 1999; amended by a Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on January 14, 2000; amended and restated in its entirety by an Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on March 12, 2001; thereafter amended and restated in its entirety by an Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on February 13, 2002; thereafter amended and restated in its entirety by an Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on November 6, 2002; thereafter amended and restated in its entirety by an Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 2, 2004; thereafter amended and restated in its entirety by an Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 30, 2004; and thereafter amended and restated in its entirety by an Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 17, 2005.
     SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached herein as Exhibit A has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation, and prompt written notice was duly given pursuant to Section 228 of the General Corporation Law of the State of Delaware to those stockholders who did not approve the Amended and Restated Certificate of Incorporation by written consent.
     THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

     IN WITNESS WHEREOF, Nanosphere, Inc. has caused this Certificate to be signed by its President this 12th day of April, 2006.

NANOSPHERE, INC.

By:	/s/ William P. Moffitt
Its:	President and Chief Executive Officer

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NANOSPHERE, INC.
     FIRST: The name of the corporation is Nanosphere, Inc. (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The Corporation is authorized to issue two classes of capital stock, designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 789,327,690 shares, such shares being divided into 450,000,000 shares of Common Stock, par value $0.01 per share, and 339,327,690 shares of Preferred Stock, par value $0.01 per share. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.
     The Preferred Stock shall be divided into series. The first series shall consist of 17,007 shares of convertible preferred stock designated as “Series B Preferred Stock” (the “Series B Preferred”). The second series shall consist of 10,066,673 shares of convertible preferred stock designated as “Series C Preferred Stock” (the “Series C Preferred”). The third series shall consist of 132,263,734 shares of convertible preferred stock designated as “Series C-2 Preferred Stock” (the “Series C-2 Preferred”). The fourth series shall consist of 196,980,276 shares of convertible preferred stock designated as “Series D Preferred Stock” (the “Series D Preferred”).
     The powers, preferences, rights, restrictions, and other matters relating to the Series B Preferred, the Series C Preferred, the Series C-2 Preferred, and the Series D Preferred are as follows:
     Section 1. Dividends
     1A. General Obligation. Subject to the provisions of law and this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), holders of the Series C-2 Preferred and Series D Preferred shall be entitled to receive, when and as declared by the Corporation’s Board of Directors (the “Board” or “Board of Directors”), out of funds legally available therefor, cumulative cash dividends at the annual rate of 6% per annum of the Liquidation Value thereof, prior and in preference to any declaration or payment of any dividends to the holders of shares of any other stock or securities of the Corporation that is not by its terms expressly senior in right of payment of dividends to the Series C-2 Preferred or Series D Preferred, as applicable. Dividends on the Series C-2 Preferred and Series D Preferred shall be cumulative and shall accrue daily but shall be payable and compound annually (i) with respect to the Series D Preferred, on each Dividend Payment Date after the date of original issuance of each share of Series D Preferred, and (ii) with respect to the Series C-2 Preferred, on each Dividend Payment Date after the original issuance of the first share of Series D Preferred, in each case whether or not earned or declared and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends. If any accrued dividend payments are not paid in cash on any Dividend Payment Date, such accrued dividend shall be added to Liquidation Value as provided in the definition thereof.
     1B. Participating Dividends. If the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation will also declare and pay to all holders of Series D Preferred or Series C-2 Preferred at the same time that it declares and pays such dividend to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series D Preferred and Series C-2 Preferred had all of the outstanding shares of Series D Preferred and Series C-2 Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. The holders of Series B Preferred and Series C Preferred shall not be entitled to receive such dividends.
     Section 2. Liquidation.
     2A. Series C-2 and D Preferred Liquidation Preference. Subject to Section 2C, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series C-2 Preferred or Series D Preferred shall be paid before any distribution or payment is made upon any Series C-2 and D Junior Securities, an amount (in cash or other consideration, determined in accordance with the provisions of Section 2F) equal to the greater of (i) the sum of (A) the aggregate Liquidation Value of all Series C-2 Shares or Series D Shares, as applicable, held by such holder plus (B) an amount equal to all accrued and unpaid dividends on such Shares, as applicable, which have not previously been added to the Liquidation Value thereof or (ii) the aggregate amount such holder would receive in a liquidation, dissolution or winding up of the Corporation with respect to all of the Series C-2 Shares and Series D Shares, as applicable, held by such holder if converted into Common Stock in accordance with Section 5A(a), including shares of Common Stock such holder would be entitled to receive in connection with such conversion pursuant to the second sentence of Section 5A(a). The holders of Series D Preferred and Series C-2 Preferred shall not be entitled to any further payment.
     2B. Junior Preferred Stock Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) and after payment of the full preferential amounts pursuant to Section 2A above, each holder of Series B Preferred or Series C Preferred shall be paid, on a pari passu basis, before any distribution or payment is made upon any Junior Securities, an amount (in cash or other consideration, determined in accordance with the provisions of Section 2F) equal to the greater of (i) the aggregate

Liquidation Value of all Series B Shares or Series C Shares, as applicable, held by such holder or (ii) the aggregate amount such holder would receive in a liquidation, dissolution or winding up of the Corporation with respect to all of the Series B Shares and Series C Shares, as applicable, held by such holder if converted into Common Stock in accordance with Section 5A(a). The holders of Series B Preferred and Series C Preferred shall not be entitled to any further payment.
     2C. Distribution If Insufficient Assets. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series C-2 Preferred and the Series D Preferred hereunder are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid upon any liquidation, dissolution or winding up of the Corporation pursuant to Section 2A, then the entire assets available to be distributed to the Corporation’s stockholders shall be first distributed pro rata among the holders of the Series C-2 Preferred and Series D Preferred based upon the aggregate Priority Amounts of the Shares of Series C-2 Preferred and Series D Preferred held by such holders until the holders of the Series D Preferred have received the full amounts to which they are entitled to receive pursuant to Section 2A and the holders of Series C-2 Preferred have received an aggregate amount equal to 0.6010366 multiplied by (A) the sum of (i) the Liquidation Value of a Series C-2 Share plus (ii) an amount equal to all accrued and unpaid dividends that have not previously been added to the Liquidation Value of such Series C-2 Share, multiplied by (B) the number of Series C-2 Shares then outstanding, and second, solely to the holders of Series C-2 Preferred pro rata based upon the full amounts to which such holders would otherwise be entitled to receive pursuant to Section 2A until the holders of Series C-2 Preferred have received the full amounts to which they are entitled to receive pursuant to Section 2A. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed, if at all, among the holders of the Series B Preferred and Series C Preferred hereunder are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid upon any liquidation, dissolution or winding up of the Corporation, then the entire assets available to be distributed to the Corporation’s stockholders, after distributions to holders of Series C-2 Shares and Series D Shares pursuant to Section 2A, shall be distributed pro rata among holders of Series B Preferred and Series C Preferred based upon the full amounts to which such holders would otherwise be respectively entitled pursuant to Section 2B.
     2C(I). Example: Solely for purposes of clarity (and without modifying any provision of the foregoing Section 2A and Section 2C), the following example illustrates the operation of Section 2C under the following conditions:
          (a) For example, assuming: (i) a Liquidation Value of $0.3710 per share for each of the Series D Preferred and Series C-2 Preferred (in each case, including accrued and unpaid dividends of $0.0210 per share for one year); (ii) 162,425,562 outstanding shares of Series D Preferred and 128,825,044 outstanding shares of Series C-2 preferred; and (iii) a liquidation of the Corporation consisting of $50,000,000 to be distributed in the aggregate to the Corporation’s stockholders, then: (A) the holders of the outstanding shares of Series D Preferred would, collectively, receive $33,859,238.33; and (B) the holders of the outstanding shares of Series C-2 Preferred would, collectively, receive 16,140,761.67.

     2D. Notices. Not less than 45 days prior to the payment date stated therein or the proposed closing date thereof, the Corporation shall mail written notice of the liquidation, dissolution or winding up or any Change in Control to each record holder of Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each such series and each share of Common Stock in connection with such liquidation, dissolution or winding up or Change in Control.
     2E. Change in Control. Unless the holders of not less than a majority of the then outstanding Series D Shares vote or consent otherwise, any of the following events shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2:
(I)	any consolidation, merger or reorganization in which the Corporation is a constituent party or a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such transaction, except any such consolidation, merger or reorganization involving the Corporation or a Subsidiary in which the holders of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to hold immediately following such consolidation, merger or reorganization, in approximately the same proportions as such shares were held immediately prior to such consolidation, merger or reorganization, at least 51%, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(II)	any sale, lease, exclusive license or transfer, in a single or series of related transactions, by the Corporation or a Subsidiary of the Corporation of all or substantially all of its assets (determined either for the Corporation alone or with its Subsidiaries on a consolidated basis); or

(III)	any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors (any of the foregoing in Subsection (I), Subsection (II) or this Subsection (III), a “Change in Control”), and the holders of the Series B Preferred, the Series C Preferred, the Series C-2 Preferred, and Series D Preferred, as applicable, shall be entitled to receive payment from the Corporation of the amounts payable with respect to the Series B Preferred, the Series C Preferred, the Series C-2 Preferred and Series D Preferred, respectively, upon a liquidation, dissolution or winding up of the Corporation under this Section 2 in cancellation of their Shares upon the consummation of any such transaction.
     2F. If the amount to be distributed to the holders of Preferred Stock upon any liquidation, dissolution or winding up (including any Change in Control) shall be other than cash, the value of the property, rights or securities distributed to such holders shall be the Fair Market Value of such property, rights or securities.
     Section 3. Redemption.
     3A. Redemption upon Request of Series C-2 Preferred or Series D Preferred. The Corporation will, subject to the conditions set forth below, upon receipt at any time on or after April 12, 2013 of a written request for redemption of the Series C-2 Preferred or Series D Preferred, as applicable (a “Redemption Request”) from the holders of a majority of the then outstanding Series C-2 Shares or Series D Shares, as applicable, on the date that is thirty (30) days after receipt by the Corporation of such Redemption Request (a “Mandatory Redemption Date”), redeem all of the Series C-2 Shares or Series D Shares, as applicable, then outstanding at a price per share (i) with respect to the Series C-2 Shares (the “Series C-2 Mandatory Redemption Price”), equal to the greater of (x) the Liquidation Value of such Series C-2 Share plus an amount equal to all accrued and unpaid dividends that have not been added to the Liquidation Value, thereof and (y) the Fair Market Value per share of the Series C-2 Preferred on the date that the Redemption Request is made, and (ii) with respect to the Series D Shares (the “Series D Mandatory Redemption Price”), equal to the greater of (x) the Liquidation Value of such Series D Share plus an amount equal to all accrued and unpaid dividends that have not been added to the Liquidation Value thereof, and (y) the Fair Market Value per share of the Series D Preferred on the date that the Redemption Request is made. At any time prior to any redemption pursuant to this Section 3A or Section 3B, any holder of Series C-2 Shares or Series D Shares shall be entitled to convert all or any portion of the Shares subject to such redemption as provided in Section 5 hereof.
     3B. Participation on Redemption. If the holders of a majority of the then outstanding Series C-2 Shares or Series D Shares, as applicable, make a Redemption Request, then within five (5) days of receipt of the Redemption Request, the Corporation shall provide notice (the “Redemption Notice”) of such Redemption Request, specifying the time, date and place for redemption, by first class or registered mail, postage prepaid, to each holder of Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent). The holders of a majority of the then outstanding Series C-2 Preferred, voting as a single class (if the Redemption Request was made by the Series D Preferred), the holders of a majority of the then outstanding Series D Preferred, voting as a single class (if the Redemption Request was made by the Series C-2 Preferred), and the holders of a majority of the Series B Preferred and Series C Preferred, voting together as a single class on an as-converted basis, may, within ten (10) days of receipt of the Redemption Notice, request in writing redemption of their respective series of Preferred Stock on the

Mandatory Redemption Date set forth in the Redemption Notice (a “Redemption Participation Request”). If the holders of a majority of the then outstanding Series D Preferred make a Redemption Participation Request, the Corporation shall redeem such Shares on the Mandatory Redemption Date at the Series D Mandatory Redemption Price. If the holders of a majority of the then outstanding Series C-2 Preferred make a Redemption Participation Request, the Corporation shall, subject to Section 3C, redeem such Shares on the Mandatory Redemption Date at the Series C-2 Mandatory Redemption Price. If the holders of a majority of the then outstanding Series B Shares and Series C Shares, voting together as a single class on an as-converted basis, make a Redemption Participation Request, the Corporation shall, subject to Section 3C, redeem all of the Series B Shares and Series C Shares then outstanding at a price per share (i) with respect to the Series B Shares (the “Series B Mandatory Redemption Price”), equal to the greater of (x) the Liquidation Value of such Series B Share, and (y) the Fair Market Value per share of the Series B Preferred on the date that such Redemption Participation Request is made, and (ii) with respect to the Series C Shares (the “Series C Mandatory Redemption Price”), equal to the greater of (x) the Liquidation Value of such Series C Share, and (y) the Fair Market Value per share of the Series C Preferred on the date that such Redemption Participation Request is made. At any time prior to any redemption pursuant to this Section 3B, any holder of Series B Shares or Series C Shares shall be entitled to convert all or any portion of the Shares subject to such redemption as provided in Section 5 hereof.
     3C. Insufficient Funds. If the funds of the Corporation legally available for redemption of all of the Preferred Stock requested to be redeemed on a Mandatory Redemption Date are insufficient to redeem the full number of shares of all of the Preferred Stock required under this Section 3 to be redeemed on such date, those funds which are legally available will be used first to redeem the maximum possible number of shares of Series D Preferred and Series C-2 Preferred requested to be redeemed: first, pro rata among the holders of Series D Preferred and Series C-2 Preferred based on the aggregate Priority Amounts of the shares of Series C-2 Preferred and Series D Preferred held by such holders until the holders of the Series D Preferred have received an amount equal to (A) the Series D Mandatory Redemption Price, multiplied by (B) the number of Series D Shares then outstanding, and the holders of Series C-2 Preferred have received an aggregate amount equal to 0.6010366 multiplied by (A) the Series C-2 Mandatory Redemption Price, multiplied by (B) the number of Series C-2 Shares then outstanding, and second, on a pro rata basis among the holders of Series C-2 Shares in proportion to the amount each such holder is entitled to receive until the holders of Series C-2 Preferred have received the full amounts to which they are entitled to receive; and thereafter, to redeem the maximum possible number of Series B Shares and Series C Shares requested to be redeemed on a pro rata basis among the holders of Series B Shares and Series C Shares in proportion to the amount each such holder is otherwise entitled to receive. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on a Mandatory Redemption Date but which it has not redeemed, in the same order of priority as set forth above in this Section 3C.
     3D. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the applicable Mandatory Redemption Price in respect of such Share tendered for redemption pursuant hereto has been paid to the holder of such Share in full in cash. On such date, all rights of the holder of such Share as such shall cease, and such Share shall no longer be deemed to be issued and outstanding.
     3E. Redeemed or Otherwise Acquired Shares. Any Shares that are redeemed or otherwise acquired by the Corporation shall, at the Corporation’s election after final payment in full for such Shares in cash, be held in treasury or canceled and retired to authorized but unissued shares, but shall not be reissued, sold or transferred.
     3F. Further Assurances. The Corporation shall use its best efforts and shall take all reasonable action necessary to pay the Series D Mandatory Redemption Price, the Series C-2 Mandatory Redemption Price, the Series B Mandatory Redemption Price and the Series C Mandatory Redemption Price, as applicable, as provided in Section 3A and Section 3B, including obtaining financing or effectuating a recapitalization so as to create a surplus. This Section 3F shall not be interpreted as authorizing or otherwise empowering the Corporation to enter into any such agreement, instrument or other arrangement.
     Section 4. Voting Rights.
     4A. Generally. The holders of the Series B Preferred, the Series C Preferred, the Series C-2 Preferred and the Series D Preferred shall be entitled to notice of all stockholder meetings in accordance with the Corporation’s bylaws, and such holders of the Series B Preferred, the Series C Preferred, the Series C-2 Preferred and the Series D Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote (and written actions of the stockholders in lieu of meetings) together with the holders of the Common Stock and any other classes of capital stock voting with the Common stock, all voting together as a single class, with each Share of Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable, as of the record date for such vote or, if no record date is specified, as of the date of such vote (or written action of the stockholders in lieu of a meeting).
     4B. Election of Directors.
          (a) The Board of Directors shall not delegate any of its powers to any committee of the Board of Directors without the consent of at least one of the Series D Directors (as defined below).
          (b) The holders of a majority in voting power of the Series D Preferred then outstanding shall have the right to the exclusion of all other classes or series of the Corporation’s capital stock, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock and all other series of Preferred Stock, to elect two (2) individuals (the “Series D Directors”) to serve on the Board of Directors.
          (c) The holders of a majority in voting power of the Series C-2 Preferred then outstanding shall have the right to the exclusion of all other classes or series of the Corporation’s capital stock, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock and all other series of Preferred Stock, to elect two (2)

individuals (the “Series C-2 Directors” and together with the Series D Directors, the “Preferred Stock Directors”) to serve on the Board of Directors.
          (d) All directors other than the Series D Directors and the Series C-2 Directors shall be elected by the holders of the Series B Preferred, the Series C Preferred, the Series C-2 Preferred, the Series D Preferred and the Common Stock voting together as a single class in accordance with Subsection 4A.
          (e) Any member of the Board of Directors elected pursuant to Subsection 4B(b) or 4B(c) may be removed at any time with or without cause, by and only by, the written consent of a majority in voting power of the Series D Preferred then outstanding, in the case of the Series D Directors, and a majority in voting power of the Series C-2 Preferred then outstanding, in the case of the Series C-2 Directors. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any director elected pursuant to Subsection 4B(b), 4B(c) or 4B(d) shall only be filled by another individual elected pursuant to Subsection 4B(b), 4B(c) or 4B(d), as applicable.
     4C. Series D Preferred Voting Rights. In addition to any other vote required by law or this Certificate of Incorporation, the Corporation shall not without the affirmative consent or approval of the holders of at least 50% in voting power of the Series D Preferred then outstanding, voting separately as a single class, given by written consent in lieu of a meeting signed by the holders of such majority or by vote at a meeting called for such purposes for which notice shall have been duly given to the holders of the Series D Preferred in the manner provided in the bylaws of the Corporation:
          (a) create or issue (by reclassification, merger, consolidation, reorganization or otherwise) equity securities or securities (including debt securities) convertible into equity securities, in either case having rights superior to or on a parity with the Series D Preferred;
          (b) alter, amend or waive any provision of the Certificate of Incorporation or bylaws of the Corporation (whether by merger, consolidation, reorganization or otherwise) that alters or changes the rights, preferences or privileges of the Series B Preferred, the Series C Preferred, the Series C-2 Preferred or the Series D Preferred or that otherwise adversely affects or impairs the holders of the Series D Preferred; or
          (c) increase or decrease (whether by merger, consolidation, reorganization or otherwise) the number of authorized Series D Shares.
     4D. Series C-2 Preferred Voting Rights. In addition to any other vote required by law or this Certificate of Incorporation, the Corporation shall not without the affirmative consent or approval of the holders of at least 50% in voting power of the Series C-2 Preferred then outstanding, voting separately as a single class, given by written consent in lieu of a meeting signed by the holders of such majority or by vote at a meeting called for such purposes for which notice shall have been duly given to the holders of the Series C-2 Preferred in the manner provided in the bylaws of the Corporation:
          (a) create or issue (by reclassification, merger, consolidation, reorganization or otherwise) equity securities or securities (including debt securities) convertible into equity securities, in either case having rights superior to or on a parity with the Series C-2 Preferred other than issuances of Series D Shares issuable upon exercise of certain of the Warrants (as defined below).
          (b) alter, amend or waive any provision of the Certificate of Incorporation or bylaws of the Corporation (whether by merger, consolidation, reorganization or otherwise) that alters or changes the rights, preferences or privileges of the Series B Preferred, the Series C Preferred, the Series C-2 Preferred or the Series D Preferred or that otherwise adversely affects or impairs the holders of the Series C-2 Preferred; or
          (c) increase or decrease (whether by merger, consolidation, reorganization or otherwise) the number of authorized Series C-2 Shares.
     4E. Protective Provisions.
          (a) In addition to any other vote required by law or this Certificate of Incorporation, the Corporation shall not, and shall not permit any Subsidiary of the Corporation to, without (i) the affirmative consent or approval of the holders of at least 50% of the Series C-2 Shares then outstanding, voting separately as one class, and (ii) the affirmative consent or approval of the holders of at least 50% of the Series D Shares then outstanding, voting separately as one class, given by written consent in lieu of a meeting signed by the holders of each such majority or by vote at a meeting called for such purposes for which notice shall have been duly given to the holders of the Series C-2 Preferred and the Series D Preferred in the manner provided in the bylaws of the Corporation:
(i)	enter into any merger or consolidation, whether or not the Corporation or a Subsidiary of the Corporation is the surviving corporation;

(ii)	acquire any capital stock (whether by merger, consolidation or otherwise) or make any other investment in any other Person;

(iii)	sell, lease, exclusively license, transfer or otherwise dispose (which for purposes of clarification excludes inventory and other sales made in the ordinary course of the Corporation’s business), in a single transaction or a series of related transactions, by the Corporation or a Subsidiary of the Corporation, of more than 25% of the Fair Market Value of the consolidated assets of the Corporation and its Subsidiaries;

(iv)	sell, lease or grant an exclusive license to any of the Corporation’s material intellectual property rights;

(v)	authorize, declare or pay any dividend (other than dividends payable solely in Common Stock issued on the outstanding shares of Common Stock) on, any share of capital stock of the Corporation, other than the payment of dividends on the Preferred Stock expressly required in the Certificate of Incorporation;

(vi)	redeem, repurchase or otherwise acquire for value any share or shares of capital stock of the Corporation or any Subsidiary, except for (i) repurchases of Common Stock of the Corporation, pursuant to contractual call rights or rights of first refusal, from employees, consultants, directors or other Persons who performed services for the Corporation or any Subsidiary in connection with the cessation of such employment or service at the original purchase price for such stock, and provided such repurchases are approved by the Board of Directors, and (ii) redemption of the Preferred Stock pursuant to Section 3;

(vii)	issue any bonds, notes or other obligations or incur, create, assume or become liable in any manner with respect to, or permit to exist, any indebtedness for borrowed money, including capitalized leases, or for deferred purchase price payments for the acquisition of property (except for working capital loans, equipment leases and other similar transactions in the ordinary course of business specifically reflected on an annual capital and operating budget approved by the Board of Directors, or for receivables-based financings of up to $1,000,000);

(viii)	change the authorized size of the Board of Directors;

(ix)	issue any equity securities (whether by merger, consolidation, reorganization or otherwise), including the grant of Options (including stock options pursuant to any existing stock option plan or future option plan approved by the Board of Directors), other than the grant of Options pursuant to any stock option plan approved by the Board of Directors to any Person if, immediately following such issuance or grant such Person would own or have the right to own less than one percent (1%) of the aggregate amount of capital stock of the Corporation then outstanding, determined on a Fully Diluted Basis);

(x)	issue or grant Common Stock, stock options or warrants to purchase Common Stock to directors, officers, employees or consultants of the Corporation or its Subsidiaries, if such issuance or grant would cause the aggregate number of shares of Common Stock outstanding, or issuable, as a result of all such issuances and grants to exceed twenty percent (20%) of the aggregate amount of capital stock of the Corporation then outstanding, determined on a Fully Diluted Basis;

(xi)	liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

(xii)	authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (A) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), or (B) any additional shares of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, other than shares of Series C Preferred or Series C-2 Preferred issuable upon the exercise of those certain warrants issued by the Corporation prior to the initial issuance date of the Series D Preferred and the shares of Series D Preferred issuable upon exercise of those certain warrants issued by the Corporation pursuant to the terms of the Series D Purchase Agreement (together, the “Warrants”);

(xiii)	enter into, amend or modify any transaction with any employee, officer or director of the Corporation, or any stockholder who holds capital stock of the Corporation representing five percent (5%) or more of the outstanding voting power, or any Affiliates of the Corporation or any parties related by blood, marriage or adoption to any of the foregoing, except for salary and compensation terms of any such Persons who are employees or consultants of the Corporation, which shall be determined by the Board of Directors, and except for transactions in accordance with the terms of the Warrants;

(xiv)	make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due; or petition or apply to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or of any substantial part, of the assets of the Corporation, or commence any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction;

(xv)	file a registration statement under the Securities Act of 1933, as amended, with respect to the initial Public Offering of equity securities of the Corporation;

(xvi)	create or form any non-wholly-owned Subsidiary of the Corporation;

(xvii)	alter or change the primary line of business of the Corporation or make any fundamental change in the Corporation’s business plan; or

(xviii)	agree to take any of the actions described in clauses (i) through (xvii) above.
          (b) In addition to any other vote required by law or this Certificate of Incorporation, the Corporation shall not, and shall not permit any Subsidiary of the Corporation to, without the consent of at least one of the Series D Directors and at least one of the Series C-2 Directors:
(i)	hire, terminate or replace the Senior Management;

(ii)	adopt or authorize any material change in the Corporation’s or any Subsidiary’s budget;

(iii)	enter into any contract involving payments by the Corporation in excess of $1,000,000 or make any capital expenditures of in excess of $1,000,000;

(iv)	implement any strategy in respect of the prosecution or defense of any litigation or other proceeding brought by or against the Corporation, including without limitation, any tax controversy, and the settlement of any such litigation or other proceeding;

(v)	settle any insurance claims for damage to property of the Corporation, or fail to maintain in full force and effect with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business, in amounts and on terms determined by the Board, which policies shall name the Corporation as the sole designated beneficiary thereof and shall be issued by any AAA rated insurance company; or

(vi)	agree to take any of the actions described in clauses (i) through (v) above.
Section 5. Conversion.
     5A. Conversion Procedure.
          (a) At any time and from time to time, any holder of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred may convert all or any portion of the Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, respectively, held by such holder, into a number of shares of Conversion Stock computed by: (a) with respect to the Series B Shares, multiplying the number of Series B Shares to be converted by $1.47 and dividing the result by $0.60, (c) with respect to the Series C Preferred, multiplying the number of Series C Shares to be converted by $0.60 and dividing the result by $0.60, (d) with respect to the Series C-2 Preferred, multiplying the number of Series C-2 Shares to be converted by $0.35 and dividing the result by the Series C-2 Conversion Price (as determined under Section 5B and as otherwise adjusted hereunder) then in effect, and (e) with respect to the Series D Preferred, multiplying the number of Series D Shares to be converted by $0.35 and dividing the result by the Series D Conversion Price (as determined under Section 5B and as otherwise adjusted hereunder) then in effect. In addition, each holder of Series C-2 Shares or Series D Shares shall receive that number of additional shares of Conversion Stock determined by dividing an amount equal to all accrued and unpaid dividends on such Series C-2 Shares or Series D Shares, as applicable, including any such accrued and unpaid dividends that have not previously been added to the Liquidation Value of such Shares, by the Conversion Value (as defined below). For purposes of the immediately preceding sentence of this Subsection 5A(a), “Conversion Value” shall mean with respect to each Series C-2 Share and Series D Share: the greater of (i) $0.35 or (ii) (x) the price per share of the Common Stock, net of underwriting commissions in the case of a conversion in connection with a Public Offering, (y) the value of the Common Stock in the transaction in question in the case of a conversion in connection with a Change in Control, or (z) the Fair Market Value of a share of Common Stock in the case of a conversion under circumstances other than those described in the immediately preceding clauses (x) and (y).
          (b) Except as otherwise provided herein, each conversion of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable, shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
          (c) The conversion rights of any Share of Preferred Stock subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay in full in cash to the holder thereof the full amount payable with respect to such Share.
          (d) Notwithstanding any other provision hereof, if a conversion of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred is to be made in connection with a Public Offering or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.
          (e) As soon as possible after a conversion has been effected (but in any event within five Business Days), the Corporation shall deliver to the converting holder:
               (i) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;
               (ii) the amount payable under subparagraph (i) below with respect to such conversion; and
               (iii) a certificate representing any Shares which were represented by the certificates or certificates delivered to the Corporation in connection with such conversion but which were not converted.
          (f) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred shall be made without charge to the holders of such Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of

Conversion Stock. Upon conversion of each Share of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, and the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.
          (g) The Corporation shall not close its books against the transfer of Series B Preferred, Series C Preferred, Series C-2 Preferred, Series D Preferred or of Conversion Stock issued or issuable upon conversion of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred in any manner which interferes with the timely conversion of Series B Preferred, Series C Preferred, Series C-2 Preferred or the Series D Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
          (h) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuances which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred, the Series C Preferred, Series C-2 Preferred and Series D Preferred.
          (i) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, the Corporation, in lieu of delivering the fractional share therefore, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion. The determination of fractional interests of shares shall be based on the aggregate number of Shares of Preferred Stock surrendered for conversion by any holder of Preferred Stock and not on the individual Shares of Preferred Stock held by such holder.
     5B. Conversion Price.
          (a) As of the initial date of issuance of Series D Preferred, the conversion price for the Series C-2 Preferred shall be $0.35 (the “Series  C-2 Conversion Price”) and the conversion price for the Series D Preferred shall be $0.35 (the “Series D Conversion Price”). The “Conversion Price” shall mean the Series C-2 Conversion Price when used in connection with the conversion of Series C-2 Preferred and shall mean the Series D Conversion Price when used in connection with the conversion of the Series D Preferred. In order to prevent dilution of the conversion rights granted to holders of Series C-2 Shares and Series D Shares under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5B.
          (b) If and whenever the Corporation issues or sells, or in accordance with Section 5C is deemed to have issued or sold, at any time after the date of the initial issuance of the Series D Preferred, any shares of its Common Stock other than Excluded Securities (as defined in Section 5B(c) below) without consideration or for a consideration per share less than the applicable Series C-2 Conversion Price or Series D Conversion Price, as applicable, in effect immediately prior to the time of such issuance or sale, then immediately prior to such issue or sale or deemed issue or sale, the Series C-2 Conversion Price and Series D Conversion Price, as applicable, shall be reduced to the price determined by multiplying the applicable Conversion Price in effect on the date of and immediately prior to such issue or sale or deemed issue or sale by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale on a Fully Diluted Basis plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance or sale would purchase at the applicable Conversion Price in effect on the date of and immediately prior to such issuance or sale, and (y) the denominator of which shall be the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after such issue or sale. The holders of a majority in voting power of each series of Series C-2 Preferred and the Series D Preferred may waive the right of such series of Preferred Stock to any adjustment of the Series C-2 Conversion Price or the Series D Conversion Price pursuant to this Section 5B(b) with respect to any such issuance or sale or deemed issuance or sale of additional shares of Common Stock.
          (c) Notwithstanding the foregoing, there shall be no adjustment in the Series C-2 Conversion Price or the Series D Conversion Price as a result of (i) the issuance of any shares of Common Stock upon exercise of Options or conversion of Convertible Securities outstanding on the initial issuance date of the Series D Preferred, (ii) the issuance of or grant of shares of Common Stock (including Options to purchase Common Stock) to employees, directors or consultants of the Corporation and its Subsidiaries pursuant to stock option plans, stock ownership plans or options or warrants approved by the Board of Directors, (iii) the issuance of any shares of Common Stock upon conversion of any shares of Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred outstanding on the initial issuance date of Series D Preferred, (iv) the issuance of Common Stock in events described in Section 5D and (v) the issuance of any Convertible Securities upon exercise of the Warrants and the issuance of Common Stock upon conversion of such Convertible Securities (the “Excluded Securities”).
     5C. Effect on Conversion Price of Certain Events. For purposes of determining the Series C-2 Conversion Price or the Series D Conversion Price under Section 5B, the following shall be applicable:

          (a) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options (other than Excluded Securities) or fixes a record date for the determination of holders of any class or securities entitled to receive any such Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the applicable Series C-2 Conversion Price or Series D Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series C-2 Conversion Price or Series D Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
          (b) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities (other than the Excluded Securities) or fixes a record date for the determination of holders of any class or securities entitled to receive any such Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series C-2 Conversion Price or Series D Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series C-2 Conversion Price or Series D Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Series C-2 Conversion Price or Series D Conversion Price shall be made by reason of such issue or sale.

          (c) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options (other than Excluded Securities), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Series C-2 Conversion Price and the Series D Conversion Price in effect at the time of such change shall be immediately adjusted to the Series C-2 Conversion Price and Series D Conversion Price which would have been in effect at the time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case nay be, at the time initially granted, issued or sold. For purposes of Section 5C, if the terms of any Option (other than Employee Securities) or Convertible Security which was outstanding as of the date of the initial issuance of the Series D Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Series C-2 Conversion Price or the Series D Conversion Price hereunder to be increased.
          (d) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option (other than Excluded Securities) or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series C-2 Conversion Price and the Series D Conversion Price then in effect hereunder shall be adjusted immediately to the Series C-2 Conversion Price and Series D Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 5C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of the initial issuance of the Series D Preferred shall not cause the Series C-2 Conversion Price or the Series D Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option of Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series D Preferred.
          (e) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of non-customary discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except if such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of at least a majority in voting power of the then outstanding Series C-2 and Series D Shares, voting together as a single class. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration selected by the Corporation and approved by the holders of at least a majority in voting power of the then outstanding Series C-2 Shares and Series D Shares, voting together as single class, (such approval not to be unreasonably withheld). The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.
          (f) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.
          (g) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.
          (h) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities of (b) to subscribe for or purchase Common Stock, Option or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. If a record date for the issuance of Options or Convertible Securities shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustments previously made to the Series C-2 Conversion Price and the Series D Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Series C-2 Conversion Price and the Series D Conversion Price shall be adjusted pursuant to this Section 5C as of the actual date of the issuance of such Options or Convertible Securities.
     5D. Dividends; Subdivision or Combination of Common Stock. If the Corporation at any time after the initial date of issuance of the Series D Preferred declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or subdivides (by any stock split, stock dividend (otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the respective Conversion Prices in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the respective Conversion prices in effect immediately prior to such combination shall be proportionately increased. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

     5E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change (other than an Organic Change that is deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of Section 2 in accordance with Section 2E), the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of at least 51% of the then outstanding Series C-2 Shares and the holders of at least 51% of the then outstanding Series D Shares) to ensure that each of the holders of Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred, as applicable, shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its applicable series of Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of at least 51% of the then outstanding Series C-2 Shares and the holders of at least 51% of the then outstanding Series D Shares) to insure that the provisions of this Section 5 shall thereafter be applicable to the Series B Preferred, the Series C Preferred, the Series C-2 Preferred and the Series D Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the applicable Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B Preferred, the Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable, if the value so reflected is less than the applicable Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale (other than an Organic Change that is deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of Section 2 in accordance with Section 2E), unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the to the holders of at least 51% of the then outstanding Series C-2 Shares and the holders of at least 51% of the then outstanding Series D Shares) the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For the avoidance of doubt, the Corporation shall not affect an Organic Change without first obtaining any approvals that may be required to be obtained in connection with such action pursuant to Section 4.
     5F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provision (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the applicable Conversion Price so as to protect the applicable rights of the holders of Series C-2 Preferred and the holders of Series D Preferred; provided that no such adjustment shall increase the applicable Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series C-2 Preferred or Series D Preferred.
     5G. Notices.
          (i) Immediately upon any adjustment of the respective Conversion Price, the Corporation shall give written notice thereof to all holders of Series C-2 Preferred or all holders of Series D Preferred, as applicable, setting forth in reasonable detail and certifying the calculation of such adjustment.
          (ii) The Corporation shall give written notice to all holders of Series C-2 Preferred and Series D Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offers to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (iii) The Corporation shall also give written notice to all holders of Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred at least 20 days prior to the date on which any Organic Change shall take place.
     5H. Mandatory Conversions. All of the outstanding Shares shall automatically convert into shares of the Corporation’s Common Stock in accordance with Section 5A (including, for the avoidance of doubt, shares of Common Stock required to be issued pursuant to the second sentence of Section 5(A)(a)) upon the closing of a firm commitment underwritten initial Public Offering of shares of the Corporation’s Common Stock (i) in which net proceeds to the Corporation are at least $50 million (after deducting underwriting discounts and registration expenses), (ii) in which the per share sales price of such securities before such deductions is not less than $0.70 (such amount to be equitably adjusted upon the occurrence of any of the events described in Section 5E), and (iii) immediately following which the Common Stock of the Corporation shall be listed on the New York Stock Exchange or the NASDAQ national market (a “Qualified Public Offering”). Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Qualified Public Offering and upon written notice of such mandatory conversion delivered to all holders of Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred at least ten days prior to such closing.
     In addition, the Corporation shall have the right at any time after obtaining the written consent of the holders of not less than a majority of the then outstanding Series C-2 Shares to require the conversion of all outstanding Series C-2 Shares (including, for the avoidance of doubt, the shares of Common Stock required to be issued pursuant to the second sentence of Section 5A(a)). The Corporation shall also have the right at any time after obtaining the written consent of the holders of not less than a majority of the then outstanding Series D Shares to require the conversion of the all outstanding Series D Shares (including, for the avoidance of doubt, the shares of Common Stock required to be issued pursuant to the second sentence of Section 5A(a)). The Corporation shall also have the right at any time after obtaining the written approval of the holders of not less than a majority of the then outstanding Series C-2 Shares, voting as a single class, and not less than a majority of the then outstanding Series D Shares, voting as a single class, to require the conversion of all outstanding Series B Preferred Shares, Series C Preferred Shares, Series C-2 Preferred Shares and Series D Shares (including, for the avoidance of doubt, the shares of Common Stock required to be issued pursuant to the second sentence of Section 5A(a)). Any such mandatory conversion shall only be effected upon written notice of such mandatory conversion delivered to all holders of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable, by the Corporation at least ten days prior to such mandatory conversion.
     Section 6. Registration of Transfer.
     The Corporation shall keep at its principal office a register for the registration of Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred. Upon the surrender of any certificate representing Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series B Shares, Series C Shares, Series C-2 Shares or Series D Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred represented by such new certificate from the date on which dividends have been fully paid on such Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred represented by the surrendered certificate.
     Section 7. Replacement.
     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class and series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred represented by such new certificate from the date on which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
     Section 8. Definitions.
     “Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person.

     “Business Day” means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.
     “Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.
     “Conversion Stock” means, shares of the Corporation’s Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable, are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean the security issuable upon conversion of each share of the Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable, if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.
     “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.
     “Dividend Payment Date” means, with respect to the Series C-2 Shares and the Series D Shares, April 12th in each year; provided, however, that the initial Dividend Payment Date shall be April 12, 2007.
     “Fair Market Value” means:
     (i) For purposes of valuing Series C-2 Shares and Series D Shares, the fair market value of the Common Stock into which such Series C-2 Shares or Series D Shares are convertible pursuant to Section 5 (including, for the avoidance of doubt, the shares of Common Stock required to be issued pursuant to the second sentence of Section 5(A)(a)), determined jointly by the Board of Directors and the designee (the “Stockholder Designee”) of the holders of at least a majority of the then outstanding Series C-2 Shares or Series D Shares, as applicable, (determined on the basis of the number of shares of Common Stock issuable upon the conversion under Section 5 of such Shares). If such parties are unable to reach agreement within 30 days, such fair market value shall be determined by an independent investment banking firm experienced in valuing securities and approved by the Board of Directors and the applicable Stockholder Designee. The determination of such investment banking firm shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such investment banking firm.
     (ii) For purposes of valuing any other securities or property, the fair market value of such securities or property shall be determined jointly by the Board of Directors and the Stockholder Designees of the Series C-2 Shares and Series D Shares. If such parties are unable to reach agreement within 30 days, such fair market value shall be determined by an independent investment banking firm possessing relevant experience and approved by the Board of Directors and such Stockholder Designees. The determination of such investment banking firm shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such investment banking firm.
     “Fully Diluted Basis” shall mean, for the purposes of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) shares of Common Stock actually issued and outstanding at the time of such determination, plus, (b) that number of shares of Common Stock that is then issuable upon exercise, exchange or conversion of all then outstanding shares of Preferred Stock and all Options and Convertible Securities outstanding on the initial date of issuance of Series D Preferred that are exercisable or exchangeable for, or convertible into, shares of Common Stock.
     “Junior Securities” means, with respect to Series B Preferred or Series C Preferred, any other capital stock or other equity securities of the Corporation, except for Series B Preferred, Series C Preferred, Series C-2 Preferred and Series D Preferred.
     “Liquidation Value” of any Share as of any particular date shall be equal to (a) with respect to Series B Shares $1.9305 (as proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations affecting the Series B Preferred), (b) with respect to Series C Shares, $0.6934 (as proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations affecting the Series C Preferred), and (c) with respect to the Series C-2 Shares and the Series D Shares, the sum (as proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations affecting the Series C-2 Preferred or Series D Preferred, as applicable) of (i) $0.35, plus (ii) an amount equal to any dividends on such series of Preferred Stock that have accrued on any Dividend Payment Date that have not been paid on such Dividend Payment Date.
     “Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 trading days consisting of the day as of which “Market Price” is being determined and the 20 consecutive Business Days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, or with respect to any proceeds that are paid in the way of non-cash consideration that is not a security, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and a majority of the then outstanding Series C-2 Shares and Series D Shares, voting together as a single class; provided, however, that the Market Price of a fractional interest under Section 5A(i) shall be the fair value thereof determined jointly by the Corporation and a majority of the then outstanding shares of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent investment banking firm experienced in valuing securities selected by the Corporation and approved by the designee of holders of at least a majority of the then outstanding shares of Series B Preferred, Series C Preferred, Series C-2 Preferred or Series D Preferred, as applicable (such approval not to be unreasonably withheld). The determination of such investment banking firm shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such investment banking firm.
     “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any other entity or any department, agency or political subdivision thereof.
     “Priority Amount” shall mean for each Series C-2 Preferred Share, an amount equal to 0.6010366 multiplied by the sum of (i) the aggregate Liquidation Value of such Share plus (ii) an amount equal to all accrued and unpaid dividends on such Share that have not previously been added to the Liquidation Value of such Share, and shall mean for each Series D Preferred Share, an amount equal to the Liquidation Value of such Share, plus an amount equal to all accrued and unpaid dividends on such Share that have not previously been added to the Liquidation Value of such Share.
     “Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that for purposes of Section 5H hereof, a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.
     “Redemption Date” as to any Share means the date specified in the notice of any redemption or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the full amount payable with respect thereto is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.
     “Senior Management” means the Corporation’s Chairman, Chief Executive Officer, Chief Financial Officer and those employees that report directly to the Chief Executive Officer.
     “Series B Share” means a Share of Series B Preferred.
     “Series C Share” means a Share of Series C Preferred.
     “Series C-2 Share” means a Share of Series C-2 Preferred.
     “Series C-2 and D Junior Securities” means, with respect to the Series C-2 Preferred and Series D Preferred, any other capital stock or other equity securities of the Corporation, including Series B Preferred and Series C Preferred.

     “Series D Purchase Agreement” means that certain Series D Preferred Stock and Warrant Purchase Agreement, dated as of April 12, 2006, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.
     “Series D Share” means a Share of Series D Preferred.
     “Share” means a Series B Share, Series C Share, Series C-2 Share or Series D Share, as applicable.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, of (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.
     Section 9. Notices.
     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by first class mail or reputable overnight courier service, charges prepaid, and shall be deemed to have been given, with regard to first class mail, within three (3) business days of mailing, and with regard to any such overnight courier service, within one (1) business day after being so sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).
     FIFTH: The Corporation shall have perpetual existence.
     SIXTH : In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.
     SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the Delaware General Corporation law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Corporation shall defend, indemnify and hold harmless directors of the Corporation, and shall advance expenses reasonably incurred by such directors in defending any civil, criminal, administrative, investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time. Any amendment, modification or repeal of the foregoing shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
     EIGHTH: Any provision contained in the Certificate of Incorporation may be, at any time, and from time to time, amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to the Certificate of Incorporation in its present form or as hereafter amended or granted subject to the rights reserved in this Article. This Amended and Restated Certificate of Incorporation of Nanosphere, Inc., amends, restates and supercedes in its entirety, the Corporation’s Amended and Restated Certificate of Incorporation as in effect immediately prior to the filing hereof.
     NINTH: The election of the Board of Directors need not be by written ballot unless the bylaws of the Corporation so provide.
     TENTH: The Corporation hereby renounces, to the fullest extent permitted by Section 122 (17) of the General Corporation Law of the State of Delaware, any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Investor Business Opportunity. An “Investor Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not otherwise an employee or consultant of the Corporation or any of its Subsidiaries (collectively, “Covered Persons”), unless a third party has expressly stated to such Covered Person, in his or her capacity as a director of the Corporation or any of its Subsidiaries, an interest in the Corporation or any of its Subsidiaries participating in such matter, transaction or interest. To the fullest extent permitted by law, the Corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Investor Business Opportunity.
     ELEVENTH: Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of Common Stock may be increase or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
     TWELFTH: If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.
     THIRTEENTH: The Corporation shall not be governed by Section 203 of the Delaware General Corporation Law.

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NANOSPHERE, INC.
Adopted in accordance with the provisions of Section 242 of the
General Corporation Law of the State of Delaware
     NANOSPHERE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: The name of the Corporation is Nanosphere, Inc.
     SECOND: The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 30, 1999.
     THIRD: The Corporation’s Restated Certificate is hereby amended by deleting the first two paragraphs of Article Fourth in their entirety and substituting in lieu thereof:
     “FOURTH: The Corporation is authorized to issue two classes of capital stock, designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 806,470,690 shares, such shares being divided into 460,000,000 shares of Common Stock, par value $0.01 per share, and 346,470,690 shares of Preferred Stock, par value $0.01 per share. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.
     The Preferred Stock shall be divided into series. The first series shall consist of 17,007 shares of convertible preferred stock designated as “Series B Preferred Stock” (the “Series B Preferred”). The second series shall consist of 10,066,673 shares of convertible preferred stock designated as “Series C Preferred Stock” (the “Series C Preferred”). The third series shall consist of 132,263,734 shares of convertible preferred stock designated as “Series C-2 Preferred Stock” (the “Series C-2 Preferred”). The fourth series shall consist of 204,123,276 shares of convertible preferred stock designated as “Series D Preferred Stock” (the “Series D Preferred”).”

     FOURTH: That except as expressly provided herein, all of the terms and provisions of the Restated Certificate, as amended, shall remain in full force and effect and are hereby ratified and confirmed in all respects.
     FIFTH: That the aforesaid amendment has been duly adopted by the Corporation’s Board of Directors and the holders of shares of the outstanding stock of the Corporation representing not less than the minimum number of votes necessary to authorize or take this action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.
[Signature Page to Follow]

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed as of this 7th day of February, 2007.

NANOSPHERE, INC.

By:	/s/ Stephen G. Wasko

Name: Stephen G. Wasko
Title: Chief Financial Officer

3

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NANOSPHERE, INC.
     NANOSPHERE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
          1. The Amended and Restated Certificate of Incorporation of the Corporation as heretofore amended is hereby amended by deleting the first paragraph of the Article FOURTH and inserting the following in lieu thereof:
     “FOURTH: The Corporation is authorized to issue two classes of capital stock, designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 789,327,690 shares, such shares being divided into 450,000,000 shares of Common Stock, par value $0.01 per share, and 339,327,690 shares of Preferred Stock, par value $0.01 per share. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.
     Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Common Stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 1/25 of a share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock, as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 1/25.
     Notwithstanding the foregoing, no fractional shares of New Common Stock shall be issued, and any stockholder who would otherwise be entitled to receive a fraction of a share of New Common Stock shall, in lieu of receiving such fractional share, be entitled to receive payment in cash equal to the product of such fraction multiplied by the fair market value of a share of New Common Stock as determined in good faith by the Board of Directors.”
          2. In accordance with Section 242 and Section 228 of the General Corporation Law of the State of Delaware, the foregoing amendment was adopted by the board of directors and the stockholders of the Corporation.
[Signature page follows.]

     IN WITNESS WHEREOF, the Company has caused the undersigned authorized officer to execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation this 16th day of October, 2007.

NANOSPHERE, INC.

By:	/s/ William P. Moffitt III

Name: William P. Moffitt III
Title: President and Chief Executive Officer